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                                                                    Exhibit 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Danaher Corporation of our report dated June 4, 1998 relating to the financial statements of Hach Company, which appears in the 1998 Annual Report to Shareholders of Hach Company, which is incorporated by reference in Hach Company's Annual Report on Form 10-K for the year ended April 30, 1998. We also consent to the incorporation by reference of our report dated June 4, 1998 relating to the financial statement schedule which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

                                          /s/ PricewaterhouseCoopers LLP

Denver, Colorado
June 3, 1999